Exhibit 16.1

March 29, 2011

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:           China Intelligent Lighting and Electronics, Inc.
File No.:  001-34783

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on March 29, 2011 regarding the change of auditors. We agree with all statements pertaining to us.

Due to the matters disclosed in the second paragraph under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on March 29, 2011, we can no longer rely on management’s representations as they relate to previously issued financial statements and we can no longer support our opinions related to the financial statements as of December 31, 2009 and condensed Parent Only financial statements, included in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on April 21, 2010.

/s/MaloneBailey, LLP
www.malone-bailey.com
Houston, Texas